THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO
SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY
THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

         MK AUTOMOTIVE, INC.

           CONVERTIBLE PROMISSORY NOTE

$112,852.00              As of December 30, 2011

 FOR VALUE RECEIVED, MK Automotive, Inc., a Nevada corporation ("Maker"), the undersigned, promises, pursuant to the terms of this Promissory Note (the "Note"), to pay to Michael R. Murphy ("Payee") (Payee and any subsequent holders hereof are hereinafter referred to collectively as "h older"), at such place, or places, as
Holder may designate to Maker in writing from time to lime, the amount of One hundred twelve thousand eight hundred fifty two and zero cents US dollars ($112,852.00)
together with interest thereon at the rate of Six percent (6%) per annum until paid, which shall be due and payable on December 30, 2012.

The indebtedness evidenced hereby may be prepaid in whole or in part, at any time and from time to time, without premium or penalty.

In the event that the Note is not paid prior to the due date, the Holder shall have the right thereafter, exercisable in whole or in pall, to convert the outstanding principal and accrued interest hereunder into a number of fully paid and non-assessable whole shares of the Company's $0.001 par value common stock ("Common Stock")
determined in accordance herewith.

The number of whole shares of Common Stock into which this Note may be voluntarily converted ("Conversion Shares") shall be determined by dividing the aggregate principal amount borrowed hereunder by $0.00001 (the "Note Conversion Price"); provided, however, that, in no event, shall Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by ifolder and its affiliates (other than shares of Common Stock which may he deemed beneficially owned through the ownership of the unconverted portion of this Note or the unexereised or unconverted portion of any other security of Maker subject to a limitation on conversion or exercise analogous to the limitations contained herein)
and (2) the number of shares of common stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by Holder and its affiliates of more than 9.9% of the outstanding shares of common stock of the Company.

If the Holder elects to convert this Note, the h older shall provide the Company with a written notice of conversion setting forth the amount to be converted, within twenty (20) business days of receipt of such notice, the Company shall deliver to the Holder certificate(s) for the Common Stock issuable upon such conversion and, if the entire principal amount hereunder was not so converted, a new note representing such balance.

IN WITNESS WHEREOF, MK Automotive, Inc. has caused titis Note to be executed in its corporate name and this Note to he dated, issued and delivered, all on the date first above written.

MK Automotive, Inc.

/s/ MIKE MURPHY
Name: Mike Murphy
Title: President

__________________________________________________________________________________________________________________________________________________________________

        AGREEMENT TO AMEND CONVERTIBLE PROMISSORY NOTE

 This Agreement to Amend Convertible Promissory Note (the "Agreement") is entered into as of the 20th day of April, 2017, by and between MK Automotive, Inc., a Nevada corporation (the "Company"), and Colins Capital, LLC, a Wyoming limited liability company ("Holder").

 RECITALS

 WHEREAS, in January 2017, the Company experienced a change in operational control, pursuant to which David Loflin assumed the office of Chief Executive
 Officer of the Company; and

 WHEREAS, since becoming Chief Executive Officer, Mr. Loflin has conducted a thorough review of all Company records, documentation, financial information and agreements, all with a view towards the Company's Clikia.com business plan and expected opportunities; and

 WHEREAS, during Mr. Loflin's review, Mr. Loflin identified, as not being aligned with the Company's best interests, a convertible promissory note dated
December 30, 2011, face amount of $112,852.00, issued to Michael Murphy and currently owned by Holder (the "Note"), a copy of the Note being attached hereto as
 Exhibit "A"; and

 WHEREAS, Mr. Loflin determined that the stated conversion rate of the Note, $.00001 per share, is the result of the Company's former President having granted himself a benefit that does not bear an equitable economic relationship to the transaction from which the Note arose and is not fair to the Company and its shareholders; and

 WHEREAS, the Company has agreed to forbear from taking legal action to set aside the transaction from which the Note arose and/or to cancel the Note, in consideration of Holder's agreement to amend the Note, subject to the terms and conditions contained in this Agreement.

 NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

 1. Acknowledgment of Recitals. The Company and Holder each acknowledge that the Recitals herein are true and correct statements of fact.

 2. The Company's Agreement to Forbear Action. In consideration of Holder's agreement to amend the Note, the Company agrees that it shall not take any legal or other action that would seek to set aside the transaction from which the Note arose and to cancel the Note.

 3. Holder's Agreement to Amend the Note. In consideration of the Company's forbearance pursuant to Section 2, Holder agrees that it shall accept the following amendment of the Note:

  The fourth paragraph of the Note is hereby deleted in its entirety and replaced with the following:

   The number of whole shares of Common Stock into which this Note may be voluntarily converted ("Conversion Shares") shall be determined by dividing the aggregate principal amount borrowed hereunder by $0.0005 (the "Note Conversion Price"); provided, however, that, in no event, shall Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this
 Note or the unexercised or unconverted portion of any other security of Maker subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of common stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by Holder and its affiliates of more than 9.9% of the outstanding shares of common stock of the
Company.

 4. Representations.

  A. Of the Company.

   (1) Authorization. The execution and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company.

   (2) No Violation. The performance by the Company of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of the Company or any contractual obligation by which the Company may be bound.

  B. Of Holder.

   (1) Authorization. The execution and performance of this Agreement by Holder has been duly authorized by the governing body of Holder.

   (2) No Violation. The performance by Holder of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of Holder or any contractual obligation by which Holder may be bound.

 5. Entire Agreement. This Agreement embodies the entire agreement between the Company and Holder and supersedes any prior agreements, whether written or oral, with respect to the subject matter thereof.

 6. Successors. This Agreement shall be binding upon and shall inure to the benefit of each of the parties to this Agreement and each of their respective successors and assigns.

 7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon and all of which together shall constitute one instrument.

 8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada.

 IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

 THE COMPANY:    HOLDER:

 MK AUTOMOTIVE, INC.   COLINS CAPITAL, LLC

 By: /s/ DAVID LOFLIN   By: /s/ JAMES KAUFMAN
  David Loflin    James Kaufman
  CEO     President